EXHIBIT 99.1

Greystone Logistics Announces Long Term Financing

TULSA, OK –  (Market Wire) Greystone Logistics announced today the company has reached an agreement to move existing debt with its principal lender to a long-term facility.

Bill Rahhal, company CFO stated “We have a great working relationship with our bankers yet until yesterday’s long-term financing, our debt was rolled over on an annual basis thus skewing our ratios and showing most of our debt as current.  The company balance sheet will now be more reflective of the progress the company has made in building our business.”  Rahhal continued, “This year’s capital expenditures on equipment and pallet molds and upgrades coupled with larger than usual cash outlays on infrastructure and improving operations were a result of following our vision of building long-term value for our shareholders.  Greystone already produces the finest recycled plastic pallets in the United States and in an extraordinarily short window of time has become a significant supplier of reprocessed post-consumer plastic for resale.”

Greystone Logistics is a rapidly growing pallet manufacturing and resin recycler that reprocesses and sells recycled plastic and designs, manufactures, sells and leases high quality plastic pallets that provide logistical solutions needed by a wide range of industries such as the food and beverage, automotive, chemical, pharmaceutical and consumer product industries. Greystone's technology, including that used in its injection molding equipment, proprietary blend of recycled petrochemical resins and patented pallet designs, allow production of high quality pallets quickly and at lower costs than many processes. The recycled plastic for its pallets helps control material costs while reducing environmental waste and providing cost advantages over users of virgin resin.

This press release includes certain statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to Greystone and its products, see Greystone's Form 10-K for the fiscal year ended May 31, 2010. For additional information in relation to Greystone and its products see Form 10-Q for the quarterly period ended November 30, 2010.